Exhibit 99.1

FOR IMMEDIATE RELEASE

FAIRPOINT COMPLETES ACQUISITION OF THE GERMANTOWN INDEPENDENT TELEPHONE COMPANY

CHARLOTTE, NC, November 15, 2006 - FairPoint Communications, Inc. (NYSE: FRP) announced today that it has completed the acquisition, by merger, of The Germantown Independent Telephone Company, or GITC. The merger consideration was $10.2 million.

GITC is a single exchange rural incumbent local exchange carrier located in the Village of Germantown, Ohio, serving approximately 4,400 access line equivalents. GITC’s service area is located 15 miles southwest of Dayton, Ohio and 35 miles north of Cincinnati. GITC is the third company owned and operated by FairPoint in Ohio. GITC provides local and long distance voice and high speed data services to Germantown and the surrounding area. GITC also has an HSD infrastructure that supports approximately 98% of its customers with a current penetration rate of approximately 14%.

About FairPoint

FairPoint is a leading provider of communications services to rural communities across the country. Incorporated in 1991, FairPoint's mission is to acquire and operate telecommunications companies that set the standard of excellence for the delivery of service to rural communities. Today, FairPoint owns and operates 31 local exchange companies located in 18 states offering an array of services, including local and long distance voice, data, Internet and broadband offerings.

This press release may contain forward-looking statements that are not based on historical fact, including, without limitation, statements containing the words "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates" and similar expressions. Because these forward-looking statements involve known and unknown risks and uncertainties, there are important factors that could cause actual results, events or developments to differ materially from those expressed or implied by these forward-looking statements. Such factors include those risks described from time to time in FairPoint's filings with the Securities and Exchange Commission, including, without limitation, the risks described in FairPoint’s most recent Annual Report on Form 10-K on file with the Securities and Exchange Commission. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. All information is current as of the date this press release is issued, and FairPoint undertakes no duty to update this information.

Source: FairPoint Communications, Inc., www.fairpoint.com.

Investor Contact: Brett Ellis (866) 377-3747, bellis@fairpoint.com

Media Contact: Jennifer Sharpe (704) 227-3629, jsharpe@fairpoint.com

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